Filed Pursuant to Rule 433

Registration No. 333-175386

July 29, 2013

Pricing Term Sheet

Issuer:	Piedmont Natural Gas Company, Inc.

Title of Security:	4.65% Senior Notes, due 2043

Principal Amount:	$300,000,000

Expected Ratings:*	Moody’s Investor Services, Inc.: A3 Standard & Poor’s Rating Services: A

Trade Date:	July 29, 2013

Settlement Date:	August 1, 2013

Maturity Date:	August 1, 2043

Interest Payment Dates:	Semi-annually on February 1 and August 1, beginning February 1, 2014

Coupon (Interest Rate):	4.65%, paid semi-annually

Benchmark Treasury:	3.125% due February 15, 2043

Benchmark Treasury Price / Yield:	90-16 / 3.653%

Spread to Benchmark Treasury:	+100 basis points

Yield to Maturity:	4.653%

Price to Public:	99.952% of the principal amount, plus accrued interest, if any, from August 1, 2013, if settlement occurs after that date

Redemption terms:

Prior to February 1, 2043, callable at any time at a make-whole premium of the greater of (i) 100% of the principal amount or (ii) discounted present value at Treasury Rate plus 15 basis points.

On or after February 1, 2043, callable at any time at par.

CUSIP /ISIN:	720186 AG0 / US720186AG01

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
PNC Capital Markets LLC RBC Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.